EXHIBIT 99.1

IA GLOBAL ANNOUNCES DIVESTITURE OF QUIKCAT BUSINESS, REDUCING ANNUAL LOSSES BY $450,000

TAMPA, FL July 18, 2005/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced the closing of the divestiture of its wholly owned subsidiary, IA Global Acquisition Co., (“IAG”) and its remaining holdings related to QuikCAT Technologies (“QuikCAT”) to Ominira Networks, LLC (“Ominira”), a Delaware limited liability corporation, that is affiliated with Innovative Computing Group, Inc., the founder of QuikCAT. The closing occurred on July 15, 2005 with an effective date of July 1, 2005.

As part of this transaction, the company is selling the subsidiary, including the remaining rights and assets of QuikCAT which were acquired out of Chapter 11 bankruptcy on June 10, 2004. In addition, the company is assigning its intellectual property rights related to the Miliki Supercompressor product and any additions, developments and modifications related to certain projects and products, and Ominira is assuming certain IAG liabilities. The total purchase price is $620,000, which will be paid with a note that is due in installments from September 2005 to June 2006. The note is secured by the assets sold to Ominira.

The company has assumed the rights and obligations under the previously announced divestitures of its the Internet accelerator business outside of North America and in North America to its joint venture partner QuikCAT Australia Pty Ltd and its affiliate NanoCAT Technologies Pte Ltd.

The company’s CEO, Alan Margerison, said, “the company divested the remaining holdings related to QuikCAT because it is no longer core to our operations and the closing of license sales was more difficult than we expected. Further, the divestiture should reduce our annual loss by approximately $450,000.”

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring primarily Japanese companies that operate in the gaming, entertainment and technology areas. We own 60.5% equity interest in Rex Tokyo Co. Ltd., which is a supplier and installer of parts to the Pachinko and slot machine gaming industry in Japan. Rex Tokyo supplies such items such as automatic medal dispensing machines, automatic cigarette butt disposal systems, lighting systems and Pachinko balls and other Pachinko accessory products as well as numerous new Pachinko and slot machines. We own 100% of Global Hotline, Inc., which operates call centers and is a reseller of telephone and broadband lines in Japan.

For further information, contact:

Mark Scott, CFO

IA Global Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

scott@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Specifically, the statements in this press release concerning annual losses are forward-looking statements. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.”